Exhibit 21
                 SUBSIDIARIES OF ANNTAYLOR STORES CORPORATION






           AnnTaylor Finance Trust, a Delaware statutory business trust AnnTaylor, Inc., a Delaware corporation
           AnnTaylor Travel, Inc., a Delaware corporation
           AnnTaylor Distribution Services, Inc., a Delaware corporation AnnTaylor Loft, Inc., a Delaware corporation